EXHIBIT 5.1

OPINION AND CONSENT OF CADES SCHUTTE LLP

November 8, 2017

Alexander & Baldwin, Inc.
822 Bishop Street
Honolulu, Hawaii 96813

Re:	Post-Effective Amendment No. 1 to Registration Statement No. 333-182419 on Form S-8

Ladies and Gentlemen:

It is our understanding that on November 8, 2017, Alexander & Baldwin, Inc., a Hawaii corporation formerly known as Alexander & Baldwin REIT Holdings, Inc., will, as successor registrant (the “Successor Registrant”) to Alexander & Baldwin, Investments, LLC, a Delaware limited liability company and successor by conversion of Alexander & Baldwin, Inc., a Hawaii corporation (the “Predecessor Registrant”), file with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8, File No. 333-182419 (the “Registration Statement”).
Such succession occurred on November 8, 2017, as part of the planned internal reorganization of the Predecessor Registrant by which a wholly-owned subsidiary of the Successor Registrant merged with and into the Predecessor Registrant with the Predecessor Registrant continuing as the surviving corporation (the “Merger”). The Merger was effected in accordance with the Agreement and Plan of Merger, dated July 10, 2017, by and among the Predecessor Registrant, the Successor Registrant and A&B REIT Merger Corporation, a Hawaii corporation (the “Merger Agreement”). As a result of the Merger, the Successor Registrant has become the parent holding company of the Predecessor Registrant.
The shareholders of the Predecessor Registrant approved the Merger at a special meeting of the Alexander & Baldwin, Inc. shareholders held on October 27, 2017. The Merger became effective on November 8, 2017, at 11:00 a.m. Hawaiian Standard Time after the filing of Articles of Merger with the Director of Commerce and Consumer Affairs of the State of Hawaii (the “Effective Time”). At the Effective Time, each share of the Predecessor Registrant’s common stock issued and outstanding immediately prior to the Effective Time (except as provided in the Merger Agreement) was converted into one share of the Successor Registrant’s common stock, without par value (“Common Stock”).

In addition, at the Effective Time, the Successor Registrant assumed the Predecessor Registrant’s 2012 Incentive Compensation Plan (including all amendments or modifications thereto, the “Plan”), including (i) all unexercised and unexpired options to purchase shares of the Predecessor Registrant’s common stock (“A&B Options”) and all performance share unit and restricted stock unit awards covering shares of the Predecessor Registrant’s common stock (collectively with A&B Options, “A&B Awards”) that were then outstanding under the Plan and (ii) the remaining unallocated reserve of shares of the Predecessor Registrant’s common stock issuable under the Plan; provided that the shares of common stock issuable under the Plan as assumed by the Successor Registrant (the “Assumed Plan”) are shares of the Successor Registrant’s Common Stock. As a result of such conversion and assumption, the Successor Registrant is now obligated to issue shares of its Common Stock under the Assumed Plan in lieu of shares of the Predecessor Registrant’s common stock and has accordingly authorized, adopted and approved the Registration Statement for purposes of registering under the Securities Act the shares of the Successor Registrant’s Common Stock that may become issuable from time to time under the Assumed Plan.
The Registration Statement, as amended by the Amendment, relates to the offer and sale by the Successor Registrant of shares of the Successor Registrant’s Common Stock under the Assumed Plan.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
We have reviewed the Successor Registrant’s charter documents and the corporate proceedings taken by the Successor Registrant in connection with the assumption of the Plan and the A&B Awards outstanding thereunder. Based on such review, we are of the opinion that if, as and when shares of Common Stock issuable under the Assumed Plan are issued (and any required consideration to be paid for such shares is received), such shares will be duly authorized, legally issued, fully paid and nonassessable.
We consent to your filing this letter as Exhibit 5.1 to the Amendment. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.
This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Successor Registrant, the Assumed Plan or the shares of the Successor Registrant’s Common Stock issuable thereunder.
Very truly yours,

/s/ Cades Schutte LLP